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                                                                    EXHIBIT 6.10
                                   SOLUTIONNET



                                SUPPLY AGREEMENT

THIS AGREEMENT made on 31st August, 2000, between:

M/s.     SolutionNet Asia Pacific Pte Ltd. ("SolutionNet")
         1 Shenton Way
         Singapore  068803,             Represented by    Mr. V R Harikrishnan
                                                          Manager - Eservices

M/s.     GVMS Online Pte Ltd. ("GVMS")
         1 Shenton Way
         Singapore  068803              Represented by    Mr. TRV Rajan
         India                                            Director


WHEREAS:

GVMS wishes to buy the software and the IPR of GVMS Project from SolutionNET.

Now this agreement bears witnesseth to and is hereby agreed between the parties as follows:

1. SUBJECT OF CONTRACT

SolutionNet shall supply and transfer the ownership of the software produced under GVMS Product Development at the agreed rates as below:


TYPE OF PRODUCT                                      AMOUNT IN SINGAPORE $
GVMS Software                                            S$177,500-00
(Global Voice Mail System-Software)

2. ITERATIONS:

         1. GVMS HAS CONFIRMED THAT IT HAS TESTED THE SOFTWARE AND HAS NO COMMERCIAL SUBSCRIPTION PAYING CUSTOMERS USING THE SERVICES.
         2. THE REVENUE MODEL FOR GVMS IS FRANCHISE FEE AND THE CUSTOMER SUBSCRIPTIONS AND THE CASH FLOW IS EXPECTED OVER MEDIUM TERM FROM ITS REVENUE.
         3. SOLUTIONNET WILL PROVIDE THE TECHNICAL SUPPORT FOR THE PERIOD OF 1 YEAR AS PART OF THE CONTRACT.




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3. PAYMENT TERMS:

         1. In consideration for the supply of the products, GVMS shall pay SolutionNet the sums of money as agreed above within a period of 2 years from the date the Invoice raised.
         2. The payment will be done on quarterly basis based on the cash flow position of GVMS and will be completed within the 2 years from the date of the invoice.
         3. Payment by GVMS shall be without prejudice to any claims or rights which GVMS may have against SolutionNet.


4. TERMINATION:

This agreement shall terminate automatically on full payment of the consideration by GVMS for the supply of the above License rights by SolutionNet.

5. APPLICABILITY OF LAW AND JURISDICTION:

This agreement shall be construed and governed in accordance with the laws of Republic of Singapore.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and the year first above written.



Signed by:

            -------------------------------      -------------------------------
                  V R Harikrishnan                     RV Rajan
                  Manager -Eservices                   Director
                  SolutionNet (AP Pte Ltd              GVMS Online Pte Ltd

Date:  31st August, 2000